As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Penn Virginia Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1221	23-3087517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Five Radnor Corporate Center

100 Matsonford Road

Suite 500

Radnor, Pennsylvania 19087

(610) 975-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce D. Davis, Jr.

Penn Virginia Resource GP, LLC

Five Radnor Corporate Center

100 Matsonford Road

Suite 500

Radnor, Pennsylvania 19087

(610) 975-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allan D. Reiss

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

(212) 237-0000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common units	9,009,013	(2)	$208,919,011.47	$23,942.12

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, a sale by a holder of the securities registered hereunder.
(3)	The registration fee for the outstanding common units is calculated pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for our common units on May 25, 2012, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Subject to completion, dated May 31, 2012

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

9,009,013 Common Units

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Representing Limited Partner Interests

The common units (the “Common Units”) representing limited partner interests in Penn Virginia Resource Partners, L.P. may be offered from time to time by the selling unitholders named in this prospectus. The selling unitholders may sell the Common Units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any proceeds from such sales by the selling unitholders.

Our Common Units are traded on the New York Stock Exchange under the symbol “PVR.”

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 3 of this prospectus and in the documents incorporated by reference herein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2012.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling unitholders may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered by the selling unitholders. We may provide a prospectus supplement that will contain specific information about the terms of an offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Therefore, before you invest in our securities, you should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia Resource Partners” mean Penn Virginia Resource Partners, L.P. References to “our general partner” mean Penn Virginia Resource GP, LLC. References to “Chief” refer to Chief Gathering LLC, the membership and other equity interests of which were acquired by our subsidiary, PVR Marcellus Gas Gathering, LLC, on May 17, 2012 from Chief E&D Holdings LP. The acquisition is referred to in this prospectus as the “Chief Acquisition.”

ABOUT PENN VIRGINIA RESOURCE PARTNERS

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates midstream natural gas gathering and processing businesses and owns and manages coal and natural resource properties and related assets. Our midstream natural gas assets are located principally in Texas, Pennsylvania and Oklahoma and include more than 4,500 miles of natural gas gathering pipelines and seven processing systems with approximately 480 million cubic feet per day of capacity. We also own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins.

Our address is Five Radnor Corporate Center, 100 Matsonford Road, Suite 500, Radnor, Pennsylvania 19087, and our telephone number is (610) 975-8200. Our website address is http://www.pvrpartners.com. The information contained in our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.pvrpartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will, including all information that we file after the date of the initial registration statement and prior to effectiveness of the registration statement, automatically update and may replace information in this prospectus and information, including any prospectus supplement, previously filed with the SEC.

The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding those furnished to the SEC on Form 8-K), prior to the termination of the offering, are incorporated by reference in this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 7, 2012;

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Current Reports on Form 8-K, filed on February 22, 2012, April 2, 2012, April 10, 2012 (excluding information furnished pursuant to Item 7.01), April 12, 2012, April 27, 2012, May 7, 2012 (excluding information furnished pursuant to Item 7.01), May 11, 2012, May 16, 2012 and May 23, 2012, and

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The description of our Common Units contained in the Registration Statement on Form 8-A filed on October 16, 2001, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center

100 Matsonford Road

Suite 500

Radnor, Pennsylvania 19087

(610) 975-8200

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risks discussed in the “Forward-Looking Statements” section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, or our 2011 Annual Report, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment.

Risks Relating to the Chief Acquisition

The representation, warranties and indemnifications of Chief contained in the Chief Purchase Agreement are limited; as a result, the assumptions on which our estimates of future results of Chief have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the Chief Acquisition. The Chief Acquisition could also expose us to additional unknown and contingent liabilities.

The representations and warranties of Chief contained in the Chief Purchase Agreement are limited. In addition, the Chief Purchase Agreement provides limited indemnities. As a result, the assumptions on which our estimates of future results of Chief have been based may prove to be incorrect in a number of material ways, resulting in our not realizing our expected benefits of the Chief Acquisition, including anticipated increased cash flow.

The Chief Acquisition could expose us to additional unknown and contingent liabilities. We have performed a certain level of diligence in connection with the Chief Acquisition and have attempted to verify the representations made by Chief, but there may be unknown and contingent liabilities related to Chief of which we are unaware. Chief has agreed to indemnify us for losses or claims relating to the operation of the business and otherwise subject to the limitations described in the Chief Purchase Agreement. We could be liable for unknown obligations relating to Chief for which indemnification is not available, which could materially adversely affect our business, results of operations and cash flow.

A substantial portion of the Chief system is under construction and until such construction is completed, we will be bearing a high level of indebtedness to fund the project without the corresponding levels of cash flow.

Construction and development of a new trunkline from north Wyoming County to the Transco interstate pipeline in Luzerne County is underway, with an anticipated in-service date in the fourth quarter of 2012. During the period in which Chief’s new Wyoming County trunkline is being constructed, Chief’s systems may not generate sufficient cash flow to meet the debt service obligations associated with the Chief Acquisition. This will require us to dedicate a substantial portion of our cash flow from our existing operations to service the debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and restricting our ability to make strategic acquisitions.

The completion of the construction of Chief’s new trunkline is subject to risks, including delays and cost overruns, which could have a material adverse impact on our liquidity and results of operations.

Development projects, like the Chief Wyoming County trunkline, are subject to the risks of delay or cost overruns inherent in any large construction project, including costs or delays resulting from the following:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials;

•	shortages of skilled labor necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials;

•	unforeseen design and engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	failure or delay of third-party service providers and labor disputes;

•	disputes with suppliers;

•	delays and unexpected costs of incorporating parts and materials needed for the completion of projects;

•	financial or other difficulties at material suppliers or contractors;

•	adverse weather conditions; and

•	inability to obtain required permits or regulatory approvals.

Any failure by us to complete the Chief gathering systems in accordance with the terms, estimated costs and time schedules or at all could have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and the documents we incorporate by reference contains “forward-looking statements.” These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited to, the following:

•	the volatility of commodity prices for natural gas, natural gas liquids, or NGLs, and coal;

•	the completion of the construction and development of Chief’s midstream systems;

•	the integration of the business of Chief with ours, and the realization of the anticipated benefits from the acquisition of Chief;

•	our ability to access external sources of capital;

•	any impairment writedowns of our assets;

•	the relationship between natural gas, NGL and coal prices;

•	the projected demand for and supply of natural gas, NGLs and coal;

•	competition among producers in the coal industry generally and among natural gas midstream companies;

•	the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves;

•	our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our unitholders;

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the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others;

•	operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream business;

•	our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms;

•	our ability to retain existing or acquire new coal lessees and natural gas midstream customers;

•	the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production;

•	the occurrence of unusual weather or operating conditions including force majeure events;

•	delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business;

•	environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas;

•	the timing of receipt and availability of necessary governmental permits by us or our lessees;

•	hedging results;

•	accidents;

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changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators and permissible levels of mining runoff;

•	uncertainties relating to the outcome of current and future litigation regarding mine permitting and the effects of recent regulatory guidance on permitting under the Clean Water Act;

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risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and

•	other risks set forth in Item 1A, “Risk Factors” in our 2011 Annual Report and the other documents incorporated by reference herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

USE OF PROCEEDS

The Common Units to be offered and sold using this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of Common Units by the selling unitholders.

DESCRIPTION OF THE COMMON UNITS

The Common Units represent limited partner interests in Penn Virginia Resource Partners, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our units in and to partnership distributions, see “Cash Distribution Policy” in this prospectus.

Our outstanding Common Units are listed on the New York Stock Exchange under the symbol “PVR.”

The transfer agent and registrar for our Common Units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “— Limited Liability,” the Common Units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of Common Units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of Common Units:

•	becomes the record holder of the Common Units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred Common Units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a Common Unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased Common Units. A purchaser of Common Units who does not execute and deliver a transfer application obtains only:

•	the right to assign the Common Unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased Common Units.

Thus, a purchaser of Common Units who does not execute and deliver a transfer application:

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will not receive cash distributions or federal income tax allocations, unless the Common Units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of Common Units.

Until a Common Unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his Common Units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the Common Units will not be voted, except that, in the case of Common Units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those Common Units in the same ratios as the votes of limited partners on other units are cast.

Please see “Material Provisions of Our Partnership Agreement—Board of Directors of General Partner; Nomination and Election; Meetings of Limited Partners” for a description of the rights of certain unaffiliated unitholders to nominate and elect members of the board of directors of our general partner at meetings.

Other than the removal of directors of our general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding (other than Class B Units representing limited partner interests in us, or Class B Units), the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For purposes of this calculation, Special Units representing limited partner interests in us, or Special Units, are included in the same class as Common Units. Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of Common Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a common unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

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information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, we will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

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plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Class B Units and Special Units

In May 2012, we issued two new classes of equity interests representing limited partner interests in us, Special Units and Class B Units, in connection with the Chief Acquisition. The Special Units will neither pay nor accrue distributions prior to their conversion into Common Units on the first business day after the record date for the quarter ending September 30, 2013 on a one-for-one basis. In any quarter prior to their conversion, distributions in respect of the Class B Units may be paid in cash or additional Class B Units, at the Partnership’s election.

In this section, references to “unitholders” made in the context of the recipients of cash distributions refer to our common unitholders and, for quarters in which we elect to pay cash distributions in respect of the Class B Units, Class B unitholders.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy;”

•	allocations of taxable income and other tax matters are described under “Material Income Tax Consequences;” and

•	rights of holders of Common Units are described under “Description of The Common Units.”

Purpose

Our purpose is to engage in any business activities that may be engaged in by our subsidiaries or that are approved by our general partner.

Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to make certain amendments, and consents and waivers under, our partnership agreement.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional limited partner units or other equity securities. Holders of any additional limited partner units issued by us will be entitled to share equally with the then-existing holders of limited partner units, the general partner interest and other securities in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of limited partner units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which the limited partner units are not entitled.

Board of Directors of General Partner; Nomination and Election; Meetings of Limited Partners

Pursuant to our partnership agreement, the number of directors constituting the board of directors of our general partner is eleven. Our limited partners other than the purchaser of our general partner and those limited partners holding an interest in our general partner and their respective affiliates (the “Unaffiliated Limited Partners”) have the right to vote in the election of nine directors to the board of directors of our general partner (the “Public Directors”). The Public Directors are divided into three groups, Group I, Group II, and Group III, each consisting of three directors.

Our partnership agreement provides that an annual meeting of the limited partners for the election of the Public Directors to the board of directors of our general partner will be held in June of each year or at such other date and time as may be fixed from time to time by our general partner. Notice of the annual meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting.

The Unaffiliated Limited Partners will vote together as a single class for the election of Public Directors to the board of directors of our general partner. The Unaffiliated Limited Partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve as Public Directors on the board of directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. The exercise by an Unaffiliated Limited Partner of the right to elect the Public Directors and any other rights afforded to such Unaffiliated Limited Partner under our partnership agreement will be in such Unaffiliated Limited Partner’s capacity as a limited partner of us and is not intended to cause an Unaffiliated Limited Partner to be deemed to be taking part in the management and control of our business and affairs.

With respect to the election of Public Directors to the board of directors of our general partner, our general partner and those limited partners holding an interest in our general partner or their respective affiliates will not be entitled to vote units that are otherwise entitled to vote at any meeting of the limited partners. If our general partner has provided at least 30 days advance notice of any meeting at which Public Directors are to be elected, then the limited partners holding outstanding units (other than our general partner and those limited partners holding an interest in our general partner or any of their respective affiliates) that attend such meeting shall constitute a quorum, and if our general partner has provided less than 30 days advance notice of any such meeting, then limited partners holding a majority of the outstanding units (other than our general partner and those limited partners holding an interest in our general partner or their respective affiliates) shall constitute a quorum.

Each Public Director will serve for a term ending as provided in our partnership agreement. Each Public Director in Group I shall serve for an initial term that expires at the 2012 annual meeting of Limited Partners, the Public Directors in Group II shall serve for an initial term that expires at the 2013 annual meeting of Limited Partners and the Public Directors in Group III shall serve for an initial term that expires at the 2014 annual meeting of Limited Partners. At each succeeding annual meeting of Limited Partners beginning with the 2012 annual meeting, successors to the Public Directors whose term expires at that annual meeting shall be elected for a three-year term.

Any vacancy in a Public Director on the board of directors of our general partner (including, without limitation, any vacancy caused by an increase in the number of Public Directors on the board of directors of our general partner) may only be filled by a person nominated for election by a majority of the remaining Public Directors with such person being thereafter deemed elected. Any Public Director elected to fill a vacancy not resulting from an increase in the number of Public Directors shall have the same remaining term as that of his predecessor.

A Public Director may be removed only at a meeting of the limited partners upon the affirmative vote of limited partners (other than our general partner and those limited partners holding an interest in our general partner or any of their respective affiliates) holding a majority of the outstanding units (other than our general partner and those limited partners holding an interest in our general partner or any of their respective affiliates); provided, however, that a Public Director may only be removed if, at the same meeting, limited partners holding a majority of the outstanding units nominate a replacement Public Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in our partnership agreement), and limited partners (other than our general partner and those limited partners holding an interest in our general partner or any of their respective affiliates) holding a majority of the outstanding units (other than our general partner and those limited partners holding an interest in our general partner or any of their respective affiliates) also vote to elect a replacement Public Director, and, provided, further, that a Public Director may only be removed for cause.

Nominations of persons for election of Public Directors to the board of directors of our general partner may be made at an annual meeting of the limited partners only pursuant to our general partner’s notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the Public Directors or (b) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior 18 months, 5% of the outstanding units (in either case, a “Limited Partner Group”) if each member of the Limited Partner Group was a record holder at the time the notice provided for in our partnership agreement is delivered to our general partner, and if the Limited Partner Group complies with the notice procedures set forth in our partnership agreement.

For any nominations brought before an annual meeting by a Limited Partner Group, the Limited Partner Group must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our partnership agreement. To be timely, a Limited Partner Group’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

In the event that the number of Public Directors to be elected to the board of directors of our general partner is increased effective after the time period for which nominations are due under our partnership agreement and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.

Nominations of persons for election as a Public Director to the board of directors of our general partner also may be made at a special meeting of limited partners at which Public Directors are to be elected in accordance with the provisions of our partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in our partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as Public Directors. Notwithstanding the foregoing, unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by us or our general partner.

In addition to the provisions described above and in our partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act; provided, however, that any references in our partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our partnership agreement, and compliance with our partnership agreement is the exclusive means for a limited partner to make nominations.

Purchaser Directors

The purchaser of our Class B Units (the “Class B Unit Purchaser”) has the right to designate and appoint two directors to the board of directors (the “Purchaser Directors”). Each Purchaser Direct shall hold office until such Purchaser Director’s earlier death, resignation or removal by the Class B Unit Purchaser. After all Class B Units have been converted to Common Units and when the Common Units issued upon such conversion and held by the Class B Unit Purchaser or any of its affiliates ceases to consist of at least 10% of the total number of outstanding units, the Class B Unit Purchaser shall cause the Purchaser Directors to resign or be removed from the board of directors, and thereafter the board of directors shall consist only of Public Directors; provided, that anytime thereafter in which the Common Units issued upon conversion of Class B Units held by the Class B Unit Purchaser or any of its affiliates represent at least 10% of the total number of outstanding units, the Class B Unit Purchaser will be entitled to reappoint two Purchaser Directors.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding units. These voting provisions are referred to as a “unit majority.”

Prohibited Amendments

Without the consent of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates), our partnership agreement may not be amended to:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the term of the partnership;

•	provide that the partnership is not dissolved upon an election to dissolve the partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve the partnership other than our general partner’s right to dissolve the partnership with the approval of a unit majority.

No Unitholder Approval

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, the registered agent or registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•

a change that, in the sole discretion of our general partner, is necessary or advisable to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or our directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional limited or general partner interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•

any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or advisable to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Any amendment or waiver that has the effect of modifying the rights or preferences of the Class B Units and that the General Partner determines could result in an adverse effect on the Common Units, considered as a class, must be approved by a majority of the Public Directors.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under “— No Unitholder Approval” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership or cause us or our subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets or the assets of its subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval. Furthermore, provided that conditions specified in the partnership agreement are satisfied, our general partner may merge the partnership or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve the partnership, if approved by the holders of a unit majority;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership and its subsidiaries;

•	the entry of a decree of judicial dissolution of the partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a majority of the outstanding Common Units may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the existing partnership agreement and having as general partner an entity approved by a unit majority, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither the partnership, the reconstituted limited partnership, nor its operating company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon dissolution of the partnership, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “— Cash Distribution Policy — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement.

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. See “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding Common Units.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interests

Our general partner may transfer all or any of its general partner interest without unitholder approval.

Limited Call Right

If at any time persons other than our general partner and its affiliates do not own more than 20% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his Common Units in the market.

Indemnification

Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P. counsel to the general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Penn Virginia Resource Partners, L.P. and PVR Finco LLC.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller) to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership —Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of natural resources, including coal, timber, crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include:

(a) Neither we nor the operating company has elected or will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year for which the statute of limitations remains open, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction for such taxable year would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units (as determined on a unit-by-unit basis), or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Penn Virginia Resource Partners, L.P. will be treated as partners of Penn Virginia Resource Partners, L.P. for federal income tax purposes. Also:

(a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Penn Virginia Resource Partners, L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale or other securities loan would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Penn Virginia Resource Partners, L.P.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his federal income tax return his share of our income, gains, losses and deductions. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This deemed exchange will generally result in the unitholder’s recognition of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s tax basis for his common units will be the amount paid for the common units plus the unitholder’s share of our liabilities. That basis will be increased by his share of our income and any increases in his share of our liabilities. That basis will be decreased, but not below zero, by the amount of all distributions from us, the unitholder’s share of our losses, and by any decreases in his share of our liabilities. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units —Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the tax basis in its units and, in the case of a unitholder that is an individual, estate, trust, or certain types of closely-held corporations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, a passive loss limitation generally provides that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership.

Consequently, any passive losses we generate will be available to offset only passive income generated by us and will not be available to offset income from other passive activities or investments (including our investments or a common unitholder’s investments in other publicly traded partnerships) or a unitholder’s salary or active business income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitation is generally applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	our interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocated against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to treat the payment as a distribution of cash to the unitholder on whose behalf the payment was made. If the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of their contribution or certain other transactions, referred to in this discussion as the “Contributed Property.” Specifically, allocations of income, gain, loss and deduction, referred to as “Section 704(c) Allocations,” will be made to a unitholder to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution. In addition, in the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans. A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder;

•	any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units; therefore, unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan to of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units —Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months at the time of disposition) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. The tax will be imposed on the lesser of (i) the unitholder’s net income from all investments, and (ii) the amount by which the unitholder’s adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly) or $200,000 (if the unitholder is unmarried).

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code . This election applies to a purchaser of common units from another unitholder, but it does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders, and the adjustment will reflect the purchase price paid.

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. Because a unitholder’s tax basis for its common units is reduced by its share of our deductions or loss, any position we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units —Recognition of Gain or Loss.” If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering generally will be borne by our partners holding interests in us immediately prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “— Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “— Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “— Sales of Coal Reserves or Timberland.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please read “— Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read “— Tax Consequences of Unit Ownership — Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Oil and Natural Gas Depletion. Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership-Limitations on Deductibility of Losses”), unitholders may be entitled to depletion deductions with respect to our oil and natural gas royalty interests. The deduction is equal to the greater of cost depletion limited to the basis of the property or (if otherwise allowable) percentage depletion.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% of the unitholder’s gross income from the oil and gas property for the taxable year. A unitholder may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. A limitation equal to the lower of 65% of taxable income or 100% of taxable income from the property further limits the deduction for the taxable year.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of oil and gas depletion.

Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Timber Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(b) provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “— Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in “— Timber Depletion.” For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

Proceeds we receive from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “— Sales of Coal Reserves and Timberland.” Gains from sale of timber by the Partnership that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber “block”) and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated for the timber cut in a particular period represents the adjusted tax basis of such cut timber for purposes of determining gain or loss on its disposition. The tax basis of the remaining timber in each timber account is reduced by the depletion allowance for cut timber from such account.

Sales of Coal Reserves or Timberland. If any coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the particular tract of timberland sold are held by us:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves, timberland and other types of real estate, courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and to achieve long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. Thus, we do not believe that we will be viewed as a dealer. Nonetheless, our purposes for holding our properties may change and our future activities may cause us to be a “dealer” in coal reserves or timberland.

If we are not a dealer with respect to our coal reserves or our timberland and we have held the disposed reserves or property for more than a one year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code. If a net gain results, all such gains and losses will be long-term capital gains and losses. If a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as long-term capital gain or loss if we have held such reserves or timberland for more than one year and short term capital gain or loss if we have not satisfied that holding period.

Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Recent Legislative Developments

Elimination of Certain Tax Deductions. The White House recently released President Obama’s budget proposal for the Fiscal Year 2012 (the “Budget Proposal”). Among the changes recommended in the Budget Proposal is the elimination of certain key U.S. federal income tax preferences relating to coal exploration and development. The Budget Proposal would (i) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels, (ii) repeal the percentage depletion allowance with respect to coal and oil and gas properties, (iii) repeal capital gains treatment of coal and lignite royalties, and (iv) exclude from the definition of domestic production gross receipts all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the Budget Proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available to us, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Potential Modification of Qualifying Income Exception. The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will generally be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation and depletion recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 ($1,500 in the case of a married individual filing a separate return) of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized in the event it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enter into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of its units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have “constructively” terminated as a partnership for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and useful lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units —Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Generally, most of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, cash distributions made quarterly to foreign unitholders will be withheld upon at the highest applicable effective tax rate.

Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to its broker or our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” part or all of a non-U.S. unitholder’s gain may be treated as effectively connected with that unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to all of the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt. Any challenge by the IRS could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (i) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” “or “transaction of interest” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property or do business in several states, most of which impose a personal income tax on individuals. Most of these states also impose a personal income tax and an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

LEGAL MATTERS

Certain legal matters relating to the Common Units offered by this prospectus will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel.

EXPERTS

The consolidated financial statements of Penn Virginia Resource Partners, L.P. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 9,009,013 Common Units issued and outstanding.

The following table sets forth information about the maximum number of Common Units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time Common Units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their Common Units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of Common Units that will be held by the selling unitholders upon completion or termination of this offering.

Information concerning the selling unitholders may change from time to time, including by addition of additional selling unitholders, and, if necessary, we will amend or supplement this prospectus accordingly.

To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of Common Units.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders on or prior to May 14, 2012. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the Common Units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

Selling Unitholder	Common Units Owned	Common Units That May be Offered Hereby
Kayne Anderson MLP Investment Company[1]	4,494,382	1,401,402
Kayne Anderson MLP Fund, LP2	765,532	250,251
Kayne Anderson Midstream Institutional Fund, LP3	188,265	125,125
Kayne Anderson Non-Traditional Investments, LP4	196,666	125,125
AT MLP Fund, LLC[5]	1,251,251	1,251,251
Eagle Income Appreciation Partners, L.P.[6]	501,790	275,275
Eagle Income Appreciate II, L.P.[7]	413,374	225,225

[1]

KA Fund Advisors, LLC (“KAFA”) has “investment power” and “voting power” as manager of Kayne Anderson MLP Investment Company. Richard Kayne is the controlling owner of KAFA. Kayne Anderson MLP Investment Company is affiliated with KA Associates, Inc. (“KAA”), a FINRA registered broker-dealer, through common ownership. Kayne Anderson MLP Investment Company does not direct client transactions to KAA.

[2]

Kayne Anderson Capital Advisors, L.P. has “investment power” and “voting power” as manager of Kayne Anderson MLP Fund, LP. Richard Kayne is the controlling owner of Kayne Anderson Capital Advisors, L.P. Kayne Anderson MLP Fund, LP is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. Kayne Anderson MLP Fund, LP does not direct client transactions to KAA.

[3]

Kayne Anderson Capital Advisors, L.P. has “investment power” and “voting power” as manager of Kayne Anderson Midstream Institutional Fund, LP. Richard Kayne is the controlling owner of Kayne Anderson Capital Advisors, L.P.. Kayne Anderson Midstream Institutional Fund, LP is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. Kayne Anderson Midstream Institutional Fund, LP does not direct client transactions to KAA.

[4]

Kayne Anderson Capital Advisors, L.P. has “investment power” and “voting power” as manager of Kayne Anderson Non-Traditional Investments, LP. Richard Kayne is the controlling owner of Kayne Anderson Capital Advisors, L.P.. Kayne Anderson Non-Traditional Investments, LP is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. Kayne Anderson Non-Traditional Investments, LP does not direct client transactions to KAA.

[5]

Atlantic Trust Company, a division of Invesco National Trust Company (“Atlantic Trust”) serves as Managing Member of AT MLP Fund, LLC. In its capacity as Managing Member, Atlantic Trust retains investment authority and voting authority for the fund. AT MLP Fund, LLC is affiliated with Invesco Distributors, Inc., a FINRA-registered broker-dealer, through common ownership. AT MLP Fund, LLC does not direct client transactions to Invesco Distributors, Inc.

[6]

Eagle Global Advisors, LLC has sole “investment power” and “voting power” over the Common Units held by Eagle Income Appreciation Partners, L.P. Eagle Income Appreciation Partners, L.P. is not a registered broker dealer and is not an affiliate of a registered broker dealer.

Selling Unitholder	Common Units Owned	Common Units That May be Offered Hereby
MTP Energy Mast Fund Ltd.[8]	1,751,752	1,751,752
Magnetar Structured Credit Fund LP9	92,593	92,593
Magnetar Global Event Driven Fund LLC[10]	314,315	314,315
Blackwell Partners LLC[11]	186,186	186,186
Magnetar Capital Fund II LP12	430,406	430,406
Hipparchus Fund LP13	95,120	95,120
Series VIII, a series of Astrum Partners LLC[14]	132,632	132,632
ClearBridge Energy MLP Fund Inc.[15]	1,081,081	1,081,081
ClearBridge Energy MLP Opportunity Fund Inc.[16]	419,920	419,920
Legg Mason Partners Capital & Income Fund Inc.[17]	80,080	80,080
Legg Mason ClearBridge Tactical Dividend Income Fund[18]	20,020	20,020

[7]

Eagle Global Advisors, LLC has sole “investment power” and “voting power” over the Common Units held by Eagle Income Appreciation II, L.P. Eagle Income Appreciation II, L.P. is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[8]

Magnetar Financial LLC (“MF LLC”) is the sole member of MTP Energy Management LLC, the investment manager of MTP Energy Master Fund Ltd. (“MTP Ltd.”) and has “voting power” and “investment power” over the Common Units held by MTP Ltd. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. MTP Ltd. is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[9]

Magnetar Financial LLC (“MF LLC”) is the general partner of Magnetar Structured Credit Fund, LP (“MSCF LP”) and has “voting power” and “investment power” over the Common Units held by MSCF LP. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. MSCF LP is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[10]

MF LLC is the manager of Magnetar Global Event Driven Fund LLC (“MGEDF LLC”) and has “voting power” and “investment power” over the Common Units held by MGEDF LLC. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. MGEDF LLC is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[11]

MF LLC is the manager of Blackwell Partners LLC (“BP LLC”) and has “voting power” and “investment power” over the Common units held by BP LLC. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. BP LLC is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[12]

MF LLC is the general partner of Magnetar Capital Fund II LP (“MCF II LP”) and has “voting power” and “investment power” over the Common Units held by MCF II LP. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. MCF II LP is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[13]

MF LLC is the general partner of Hipparchus Fund LP (“HF LP”) and has “voting power” and “investment power” over the Common Units held by HF LP. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. HF LP is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[14]

MF LLC is the manager of Series VIII, a series of Astrum Partners LLC (“VIII AP LLC”) and has “voting power” and “investment power” over the Common Units held by VIII AP LLC. Alec Litowitz has “voting power” over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of MF LLC. VIII AP LLC is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[15]

ClearBridge Advisors, LLC (“CA LLC”) has sole “voting power” and “investment power” over the Common Units held by ClearBridge Energy MLP Fund Inc. (“CEF Inc.”). CEF Inc. is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. CEF Inc. acquired their Common Units through the ordinary course of business.

[16]

ClearBridge Advisors, LLC (“CA LLC”) has sole “voting power” and “investment power” over the Common Units held by ClearBridge Energy MLP Opportunity Fund Inc. (“CEFO Inc.”). CEFO Inc. is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. CEFO Inc. acquired their Common Units through the ordinary course of business.

[17]

ClearBridge Advisors, LLC (“CA LLC”) has sole “voting power” and “investment power” over the Common Units held by Legg Mason Partners Capital & Income Fund Inc. (“LMPCIF Inc.”). LMPCIF Inc. is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. LMPCIF Inc. acquired their Common Units through the ordinary course of business.

[18]

ClearBridge Advisors, LLC (“CA LLC”) has sole “voting power” and “investment power” over the Common Units held by Legg Mason ClearBridge Tactical Dividend Income Fund (“LMCTDIF”). LMCTDIF is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. LMCTDIF acquired their Common Units through the ordinary course of business.

Selling Unitholder	Common Units Owned	Common Units That May be Offered Hereby
ClearBridge MLP Energy Portfolio[19]	501	501
Harvest Infrastructure Partners Fund LLC[20]	19,668	19,668
Harvest MLP Income Fund LLC[21]	43,280	43,280
Harvest MLP Partners[22]	216,339	216,339
Harvest MLP Partners II23	249,571	249,571
Harvest MSRA[24]	221,895	221,895

[19]

ClearBridge Advisors, LLC (“CA LLC”) has sole “voting power” and “investment power” over the Common Units held by ClearBridge MLP Energy Portfolio (“CMEP.”). CMEP is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. CMEP acquired their Common Units through the ordinary course of business.

[20]

David Martinelli and Eric Conklin are officers of Harvest Fund Advisors LLC, the advisor to Harvest Infrastructure Partner Fund LLC (“HIPF LLC”), and are deemed to hold “voting power” and “investment power” over the Common Units held by HIPF LLC. HIPF LLC is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[21]

David Martinelli and Eric Conklin are officers of Harvest Fund Advisors LLC, the advisor to Harvest MLP Income Fund LLC (“HMIF LLC”), and are deemed to hold “voting power” and “investment power” over the Common Units held by HMIF LLC. HMIF LLC is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[22]

David Martinelli and Eric Conklin are officers of Harvest Fund Advisors LLC, the advisor to Harvest MLP Partners (“HMP”), and are deemed to hold “voting power” and “investment power” over the Common Units held by HMP. HMP is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[23]

David Martinelli and Eric Conklin are officers of Harvest Fund Advisors LLC, the advisor to Harvest MLP Partners II (“HMP II”), and are deemed to hold “voting power” and “investment power” over the Common Units held by HMP II. HMP II is not a registered broker dealer and is not an affiliate of a registered broker dealer.

[24]

David Martinelli and Eric Conklin are officers of Harvest Fund Advisors LLC, the advisor to Harvest MSRA (“HMSRA”), and are deemed to hold “voting power” and “investment power” over the Common Units held by HMSRA. HMSRA is not a registered broker dealer and is not an affiliate of a registered broker dealer.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their Common Units. Distributions of the Common Units by the selling unitholders, or by their partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either directly by such selling unitholder or other person, or through underwriters, dealers or agents or on any exchange on which the Common Units may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The methods by which the Common Units may be sold include:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling unitholders to sell a specified number of such Units at a stipulated price per unit;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the units, whether or not the options are listed on an options exchange;

•	through the distributions of the units by any selling unitholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling unitholders may effect such transactions by selling the Common Units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the Common Units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Common Units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the Common Units for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the Common Units against certain civil liabilities, including certain liabilities under the Securities Act.

We will pay the costs and expenses of the registration and offering of the Common Units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling unitholders’ sale of Common Units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may affect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

In connection with sales of the Common Units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the Common Units in the course of hedging the positions they assume. The selling unitholders also may sell Common Units short and deliver them to close out the short positions or loan or pledge the Common Units to broker-dealers that in turn may sell them.

From time to time, one or more of the selling unitholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling unitholders. The number of a selling unitholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling unitholder’s securities will otherwise remain unchanged. In addition, a selling unitholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the Common Units may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders are deemed to be underwriters, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

In addition, the selling unitholders may sell Common Units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling unitholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling unitholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because FINRA views our Common Units as interests in a direct participation program, any offering of Common Units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.	Other Expenses of Issuance and Distribution.

The expenses of this offering (all of which are to be paid by Penn Virginia Resource Partners, L.P., except for underwriters’ discounts, selling commissions or transfer taxes) are estimated as set forth in the following table. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee	$23,942.12
Fees and expenses of legal counsel	$20,000
Accounting fees and expenses	$25,000
Printing expenses	$5,000
Miscellaneous	$5,000

Total	$78,942.12

Item 15.	Indemnification of Directors and Officers.

The partnership agreement of Penn Virginia Resource Partners, L.P. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was a partner, officer, director, employee, member, agent or trustee of any Group Member (as defined therein), the general partner or any Departing Partner or any affiliate of any Group Member, the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as a partner, officer, director, employee, member, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.

Penn Virginia Resource Partners, L.P. is authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Penn Virginia Resource Partners, L.P. has purchased insurance, the cost of which is reimbursed by Penn Virginia Partners, L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including liabilities under the Securities Act.

Item 16.	Exhibits.

(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

Not applicable.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(l)(i), a(l)(ii) and a(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Radnor, Commonwealth of Pennsylvania, on the 31st day of May, 2012.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	PENN VIRGINIA RESOURCE GP, LLC

By:	/s/ William H. Shea, Jr.
Name:	William H. Shea, Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Wallace and Bruce D. Davis, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 31st day of May, 2012.

Signature	Title

/s/ William H. Shea, Jr.	Chief Executive Officer and Director of Penn Virginia Resource GP, LLC* (Principal Executive Officer)
William H. Shea, Jr.

/s/ Robert B. Wallace	Executive Vice President and Chief Financial Officer of Penn Virginia Resource GP, LLC* (Principal Financial Officer)
Robert B. Wallace

/s/ Forrest W. McNair	Vice President and Controller of Penn Virginia Resource GP, LLC* (Principal Accounting Officer)
Forrest W. McNair

/s/ Edward B. Cloues, II	Chairman of the Board and Director of Penn Virginia Resource GP, LLC*
Edward B. Cloues, II

/s/ James L. Gardner	Director of Penn Virginia Resource GP, LLC*
James L. Gardner

/s/ Robert J. Hall	Director of Penn Virginia Resource GP, LLC*
Robert J. Hall

/s/ Thomas W. Hofmann	Director of Penn Virginia Resource GP, LLC*
Thomas W. Hofmann

/s/ James R. Montague	Director of Penn Virginia Resource GP, LLC*
James R. Montague

/s/ Marsha R. Perelman	Director of Penn Virginia Resource GP, LLC*
Marsha R. Perelman

/s/ John C. van Roden, Jr.	Director of Penn Virginia Resource GP, LLC*
John C. van Roden, Jr.

/s/ Jonathan B. Weller	Director of Penn Virginia Resource GP, LLC*
Jonathan B. Weller

/s/ Andrew W. Ward	Director of Penn Virginia Resource GP, LLC*
Andrew W. Ward

/s/ E. Bartow Jones	Director of Penn Virginia Resource GP, LLC*
E. Bartow Jones

*	Penn Virginia Resource GP, LLC is the general partner of Penn Virginia Resource Partners, L.P.

INDEX TO EXHIBITS

Exhibit Number		Description

1.1*	—	Form of Underwriting Agreement

3.1	—	Fifth Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P. dated May 17, 2012 (Incorporated by reference to Exhibit 3.1 of Penn Virginia Resource Partners, L.P.’s Current Report on Form 8-K filed on May 23, 2012

5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

23.1	—	Consent of KPMG LLP

23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1	—	Powers of Attorney (contained on signature page)

*	To be filed by a post-effective amendment to this registration statement or as an exhibit to a current report on Form 8-K.